Exhibit 99.1

Contacts:
HemoSense Inc.	Lippert/Heilshorn & Associates
Paul Balsara, VP Finance & CFO	Bruce Voss or Brandi Floberg
408-240-3794	bfloberg@lhai.com
310-691-7100

HemoSense Names Richard Powers to Board of Directors

SAN JOSE, Calif. – September 29, 2005 – HemoSense, Inc. (AMEX:HEM) today announced the appointment of Richard P. Powers to its board of directors and as chairman of its audit committee, effective September 26, 2005. This appointment increases the HemoSense board membership to six.

Jim Merselis, HemoSense president and CEO, commented, “We are very pleased to strengthen our board of directors with the addition of Dick Powers. Dick’s more than 25 years of experience as a senior executive at pharmaceutical, biotech and medical device companies, as well as his expertise in finance, will contribute greatly to our board and audit committee.”

Powers is currently vice president and CFO at Corgentech Corp. (NASDAQ: CGTK), a biotechnology company, and serves as a member of the board of directors of Avidia Corp., a privately-held emerging biopharmaceutical company, and Mongonet Inc., a privately-held technology company. Previously, Powers held the positions of executive vice president and CFO at CardioGenesis Corp., where he was also responsible for all international operations, and prior to that he was at Roche. Powers experience also includes 15 years at Syntex Corporation where his last position was senior vice president and CFO. Powers holds a master’s degree in business administration from the University of Rochester.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation testing systems for monitoring patients taking warfarin, an oral blood-thinning agent given to prevent potentially lethal blood clots. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small, portable monitor and disposable test strips. It provides accurate and convenient measurement of blood-clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

# # #